Exhibit 99.1

For Immediate Release	Contact Information
Monday, April 2, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company Closes
Output Exploration Acquisition

SAN ANTONIO -- April 2, 2007 -- The Exploration Company (Nasdaq:TXCO) today announced it has closed its previously announced acquisition of Output Exploration LLC, a privately held, Houston-based exploration and production firm.

The transaction, largest in TXCO's history, doubles the Company's proved reserves and increases its current oil and gas production by nearly two-thirds. The acquisition price of $95.6 million includes $91.6 million in cash plus approximately 339,000 TXCO common shares. Concurrent with the closing, TXCO elected to terminate all hedges assumed in the acquisition with a payment of $4.8 million. BMO Capital Markets served as financial advisor to TXCO.

Conference Call

TXCO will host a conference call for investors, analysts and other interested parties, scheduled for 9 a.m. EDT (8 a.m. CDT) Tuesday, April 3, 2007, to discuss the Output closing. Participants may call (866) 322-9730 (U.S./Canada) or (706) 679-6054 (International), passcode 4159032.

The call also will be broadcast live over the Internet at http://www.txco.com/concall.html. A replay will be available through Thursday, April 5, 2007 at (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International) using passcode 4159032 and for 30 days at http://www.txco.com/concall.html.

About The Exploration Company

The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas and the Marfa Basin in West Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.